Exhibit 11
                          STATEMENT REGARDING COMPUTATION OF
                                  PER SHARE EARNINGS


                                                 Fiscal Year Ended

                                        March 26,    March 28,    March 29,
                                           1996        1995          1994


          PRIMARY


          Shares outstanding at
           beginning of period          24,505,324   25,013,373   25,284,622

          Weighted average number of
           shares issued and reacquired
           during period                     7,636    (267,323)    (191,438)

          Assuming exercise of options
           and warrants reduced by the
           number of shares which could
           have been purchased with the
           proceeds from exercise          151,011       17,665       74,165

          Shares outstanding for
           computation of per share
           earnings                     24,663,971   24,763,715   25,167,349



          Net income (loss)            $ 2,143,000 $(15,614,000) $11,295,000


          Earnings (loss) per share         $ 0.09      $ (0.63)      $ 0.45





          FULLY DILUTED

          Shares outstanding at
           beginning of period          24,505,324   25,013,373   25,284,622

          Weighted average number of
           shares issued and reacquired
           during period                     7,636    (267,323)    (191,438)

          Assuming exercise of options
           and warrants reduced by the
           number of shares which could
           have been purchased with the
           proceeds from exercise          205,218       18,730       86,384

          Shares outstanding for
           computation of per share
           earnings                     24,718,178   24,764,780   25,179,568



          Net income (loss)            $ 2,143,000 $(15,614,000) $11,295,000



          Earnings (loss) per share         $ 0.09      $ (0.63)      $ 0.45